Exhibit 2.3

SUPPLEMENTAL INDENTURE

dated as of January 28, 2019

among

GEOPARK LIMITED

as Issuer

GEOPARK CHILE S.A. and
GEOPARK COLOMBIA COÖPERATIE U.A.,
the Guarantors party hereto

THE BANK OF NEW YORK MELLON

as Trustee, Registrar, Transfer Agent and Paying Agent

_____________________________

6.500% Senior Secured Notes due 2024

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of January 28, 2019, among GeoPark Limited (the “Issuer”), an exempted company incorporated under the laws of Bermuda, The Bank of New York Mellon, as Trustee, Registrar, Paying Agent and Transfer Agent (the “Trustee”) and GeoPark Chile S.A. and GeoPark Colombia Coöperatie U.A., as Guarantors (each a “Guaranteeing Subsidiary”).

RECITALS

WHEREAS, the Issuer, the Collateral Agent and the Trustee entered into an Indenture, dated as of September 21, 2017 (as amended, supplemented, waived or otherwise modified through the date hereof, the “Indenture”), relating to the Issuer’s 6.500% Senior Secured Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that the Issuer can elect to have certain Restricted Subsidiaries become Guarantors;

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause certain newly acquired or created Wholly-Owned Restricted Subsidiaries to provide Guarantees;

WHEREAS, pursuant to Sections 9.01 of the Indenture, the Trustee is authorized and permitted to execute and deliver this Supplemental Indenture; and

WHEREAS, the Issuer hereby requests that the Trustee join with the Issuer and each Guaranteeing Subsidiary in the execution of this Supplemental Indenture and the Issuer has provided the Trustee with a Board Resolution authorizing the execution of and approving this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Guaranteeing Subsidiary, by its execution of this Supplemental Indenture, hereby becomes a Guarantor under the Indenture and agrees to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to the Guarantee are knowingly made in contemplation of such benefits.

Section 4. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 5. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of the Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 7. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, adequacy or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GEOPARK LIMITED, as Issuer

By:	/s/ Pedro Aylwin Chiorrini
	Name:	Pedro Aylwin Chiorrini
	Title:	Legal Representative

GEOPARK CHILE S.A., as Guarantor

By:	/s/ Pedro Aylwin Chiorrini
	Name:	Pedro Aylwin Chiorrini
	Title:	Legal Representative

GEOPARK COLOMBIA COÖPERATIE U.A., as Guarantor

By:	/s/ Firoz Orie		/s/ Y.M. Theuns
	Name:	Firoz Orie	Y.M. Theuns
	Title:	Proxy Holder A	Proxy Holder A

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa H. Wyszomierski
	Name:	Teresa H. Wyszomierski
	Title:	Vice President

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